Exhibit 99.1

Media Contact	October 27, 2011
Andy Brimmer, 205-410-2777	For Immediate Release
Helen Todd, 205-969-5608
helen.todd@healthsouth.com

Investor Relations Contact
Mary Ann Arico, 205-969-6175
maryann.arico@healthsouth.com

HealthSouth Reports Strong Results for Third Quarter 2011 and
Raises Full-Year 2011 Guidance

— Revenue Growth of 8.0%

— Discharge Growth of 5.1%

— Cash Provided by Operating Activities of $53.9 Million

— Adjusted EBITDA of $110.5 Million

Announces Board Authorization to Repurchase Up to $125 Million of Its Common Stock

BIRMINGHAM, Ala. – HealthSouth Corporation (NYSE: HLS), the nation’s largest owner and operator of inpatient rehabilitation hospitals, today reported its results of operations for the third quarter ended September 30, 2011.

“The third quarter of 2011 was another solid quarter for HealthSouth,” said Jay Grinney, President and Chief Executive Officer of HealthSouth. “The demand for our services contributed to significant discharge and revenue growth and a 15.2% increase in Adjusted EBITDA over the same period of 2010. The fundamentals of our business remain strong, and we expect to generate at least $210 million in full-year adjusted free cash flow.”

Third Quarter Results

•
Consolidated net operating revenues were $497.7 million for the third quarter of 2011 compared to $460.8 million for the third quarter of 2010, an increase of 8.0%. This increase was attributable to a 5.1% increase in patient discharges and a 3.3% increase in net patient revenue per discharge. Discharge growth included a 4.0% increase in same-store discharges, with the remainder coming from hospitals opened or acquired in the prior 12 months. Net patient revenue per discharge increased primarily due to pricing adjustments from Medicare and managed care payors, the impact of the initial Medicare enrollment period on new hospitals opened in 2010, and improved patient outcomes.

•
Income from continuing operations attributable to HealthSouth per share for the third quarter of 2011 was $0.17 per share compared to $0.24 per share for the same period of 2010. Earnings per share in the third quarter of 2011 included income tax expense of $18.1 million, or $0.19 per share, compared to an income tax benefit of $0.4 million, or $0.01 per share, in the third quarter of 2010. The increase in income tax expense in the third quarter of 2011 compared to the third quarter of 2010 primarily resulted from the Company’s reversal of a substantial portion of its valuation allowance in the fourth quarter of 2010. The Company’s basic and diluted earnings per share were the same for both periods.

Exhibit 99.1

•
Cash flows provided by operating activities were $210.8 million for the nine months ended September 30, 2011 compared to $263.9 million for the same period of 2010. Cash flows provided by operating activities for the nine months ended September 30, 2011 included $26.9 million related to the premium paid in conjunction with the redemption of the Company’s 10.75% Senior Notes in June and September 2011 and a $15.8 million decrease in the liability associated with refunds due patients and other third-party payors. The decrease in this liability primarily related to payments associated with previously disclosed settlements related to audits of unclaimed property. The timing of interest payments on long-term debt and an increase in Medicare-related accounts receivable due to revenue growth and timing issues resulting from legal entity reorganizations also negatively impacted cash flows during the third quarter of 2011.

•
Adjusted EBITDA (see attached supplemental information) for the three months ended September 30, 2011 was $110.5 million compared to $95.9 million for the three months ended September 30, 2010, an increase of 15.2%. This improvement was driven by continued revenue growth and disciplined expense management.

•
Adjusted free cash flow for the three months ended September 30, 2011 was $32.4 million compared to $53.8 million for the same period of 2010. Increases to adjusted free cash flow resulting from higher Adjusted EBITDA and the expiration of the Company’s interest rate swaps in March 2011 were offset by the timing of interest payments and an increase in accounts receivable, as discussed above. The Company estimates adjusted free cash flow for the year ending December 31, 2011 will be at least $210 million compared to approximately $181 million for the year ended December 31, 2010, or at least 16% year-over-year growth.

“During the third quarter, we completed the retirement of our expensive 10.75% senior notes, and we ended the quarter with our leverage ratio inside our target range,” said Doug Coltharp, Executive Vice President and Chief Financial Officer of HealthSouth. “Both of these objectives were achieved well ahead of schedule, and their achievement substantially reduces our annual interest expense, facilitating the potential reallocation of free cash flow to other priorities.”

2011 Guidance

Based on its year-to-date results, the Company is:

•	raising its full-year 2011 Adjusted EBITDA guidance to a range of $450 million to $455 million from a range of $447 million to $453 million.

•	raising its full-year 2011 earnings per share guidance to $1.18 to $1.23 per share from $1.17 to $1.22 per share. Basic and diluted earnings per share are expected to be the same for 2011.

Stock Repurchase Authorization

The Company’s board of directors has authorized the repurchase of up to $125 million of its common stock. The repurchase authorization does not require the repurchase of a specific number of shares, has an indefinite term, and is subject to termination by the Company’s board of directors. Subject to certain terms and conditions, including compliance with federal and state securities and other laws, the repurchases may be made from time to time in open market transactions, privately negotiated transactions, or other transactions, including trades under a plan established in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended.

Exhibit 99.1

Earnings Conference Call and Webcast

The Company will host an investor conference call at 9:30 a.m. Eastern Time on Friday, October 28, 2011 to discuss its results for the third quarter of 2011. For reference during the call, the Company will post certain supplemental slides at http://investor.healthsouth.com.

The conference call may be accessed by dialing 877-587-6761 and giving the pass code 11128167. International callers should dial 706-679-1635 and give the same pass code. Please call approximately ten minutes before the start of the call to ensure you are connected. The conference call will also be webcast live and will be available at http://investor.healthsouth.com by clicking on an available link.

A replay of the conference call will be available, beginning approximately two hours after the completion of the conference call, from October 28 until November 11, 2011. To access the replay, please dial 800-585-8367. International callers should dial 404-537-3406. The webcast will also be archived for replay purposes after the live broadcast at http://investor.healthsouth.com.

About HealthSouth

HealthSouth is the nation’s largest owner and operator of inpatient rehabilitation hospitals in terms of revenues, number of hospitals, and patients treated and discharged. Operating in 26 states across the country and in Puerto Rico, HealthSouth serves patients through its network of inpatient rehabilitation hospitals, outpatient rehabilitation satellite clinics, and home health agencies. HealthSouth’s hospitals provide a higher level of rehabilitative care to patients who are recovering from conditions such as stroke and other neurological disorders, orthopedic, cardiac and pulmonary conditions, brain and spinal cord injuries, and amputations. HealthSouth can be found on the Web at www.healthsouth.com.

Other Information

The information in this press release is summarized and should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, when filed, as well as the Company’s Current Report on Form 8-K filed on October 27, 2011. In addition, the Company will post supplemental slides today on its website at http://investor.healthsouth.com for reference during its October 28, 2011 earnings call.

The Company expects to file its third quarter 2011 Form 10-Q next week. When filed, the report can be found on the Company’s website at http://investor.healthsouth.com and the SEC’s website at www.sec.gov.

Exhibit 99.1
HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
 (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(In Millions, Except Per Share Data)

Net operating revenues	$497.7	$460.8	$1,508.8	$1,386.7
Operating expenses:
Salaries and benefits	245.0	231.7	730.6	684.2
Other operating expenses	70.3	65.4	216.6	197.4
General and administrative expenses	26.4	24.9	80.7	77.9
Supplies	24.7	24.1	76.7	73.3
Depreciation and amortization	19.5	18.4	58.6	53.7
Occupancy costs	12.5	11.4	36.2	33.0
Provision for doubtful accounts	5.1	3.7	14.9	14.8
Loss on disposal of assets	2.8	0.1	3.9	0.5
Government, class action, and related settlements	-	0.8	(10.6)	0.8
Professional fees—accounting, tax, and legal	4.0	5.2	16.2	13.8
Total operating expenses	410.3	385.7	1,223.8	1,149.4
Loss on early extinguishment of debt	12.7	-	38.8	0.4
Interest expense and amortization of debt discounts and fees	26.3	30.8	96.3	91.4
Other income	(0.2)	(0.7)	(1.5)	(2.8)
Loss on interest rate swaps	-	9.0	-	13.0
Equity in net income of nonconsolidated affiliates	(3.1)	(2.3)	(8.8)	(7.5)
Income from continuing operations before income tax
expense (benefit)	51.7	38.3	160.2	142.8
Provision for income tax expense (benefit)	18.1	(0.4)	21.9	0.7
Income from continuing operations	33.6	38.7	138.3	142.1
Income from discontinued operations, net of tax	34.7	3.2	53.8	7.8
Net income	68.3	41.9	192.1	149.9
Less: Net income attributable to noncontrolling interests	(11.3)	(10.1)	(33.4)	(30.1)
Net income attributable to HealthSouth	57.0	31.8	158.7	119.8
Less: Convertible perpetual preferred stock dividends	(6.5)	(6.5)	(19.5)	(19.5)
Net income attributable to HealthSouth
common shareholders	$50.5	$25.3	$139.2	$100.3
Weighted average common shares outstanding:
Basic	93.3	92.8	93.2	92.7
Diluted	109.2	108.3	109.1	108.3

Basic and diluted earnings per common share:
Income from continuing operations attributable
to HealthSouth common shareholders	$0.17	$0.24	$0.90	$0.99
Income from discontinued operations, net of tax,
attributable to HealthSouth common shareholders	0.37	0.03	0.59	0.09
Net income attributable to HealthSouth
common shareholders	$0.54	$0.27	$1.49	$1.08

Amounts attributable to HealthSouth common shareholders:
Income from continuing operations	$22.2	$28.4	$103.8	$111.8
Income from discontinued operations, net of tax	34.8	3.4	54.9	8.0
Net income attributable to HealthSouth	$57.0	$31.8	$158.7	$119.8

Exhibit 99.1
HealthSouth Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
	2011	2010
	(In Millions)
Assets
Current assets:
Cash and cash equivalents	$47.7	$48.3
Accounts receivable, net of allowance for doubtful accounts of
$21.4 in 2011; $22.7 in 2010	219.2	206.7
Other current assets	143.5	151.2
Total current assets	410.4	406.2
Property and equipment, net	648.8	642.6
Goodwill	420.3	420.3
Intangible assets, net	42.8	48.8
Deferred income tax assets	622.5	679.3
Other long-term assets	126.2	174.9
Total assets	$2,271.0	$2,372.1

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$45.4	$44.6
Accrued expenses and other current liabilities	242.7	314.7
Total current liabilities	288.1	359.3
Long-term debt, net of current portion	1,308.7	1,496.8
Other long-term liabilities	135.0	130.8
	1,731.8	1,986.9
Commitments and contingencies
Convertible perpetual preferred stock	387.4	387.4
Shareholders’ equity (deficit):
HealthSouth shareholders’ equity (deficit)	67.9	(85.2)
Noncontrolling interests	83.9	83.0
Total shareholders’ equity (deficit)	151.8	(2.2)
Total liabilities and shareholders’ equity (deficit)	$2,271.0	$2,372.1

Exhibit 99.1
HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
	2011	2010
	(In Millions)
Cash flows from operating activities:
Net income	$192.1	$149.9
Income from discontinued operations, net of tax	(53.8)	(7.8)
Adjustments to reconcile net income to net cash provided by
operating activities—
Provision for doubtful accounts	14.9	14.8
Provision for government, class action, and related settlements	(10.6)	0.8
Depreciation and amortization	58.6	53.7
Loss on interest rate swaps	-	13.0
Loss on early extinguishment of debt	38.8	0.4
Amortization of debt discounts	3.3	5.1
Equity in net income of nonconsolidated affiliates	(8.8)	(7.5)
Distributions from nonconsolidated affiliates	9.7	4.7
Stock-based compensation	14.4	11.2
Deferred tax expense	23.4	2.4
Other	3.8	(0.5)
(Increase) decrease in assets—
Accounts receivable	(27.4)	(11.6)
Other assets	(12.8)	(8.3)
Income tax refund receivable	(0.3)	3.0
Increase (decrease) in liabilities—
Accounts payable	0.8	(0.4)
Accrued interest	(16.6)	14.1
Other liabilities	4.0	20.0
Premium received on bond issuance	4.1	-
Premium paid on redemption of bonds	(26.9)	-
Refunds due patients and other third-party payors	(15.8)	(2.7)
Government, class action, and related settlements	6.5	(0.8)
Net cash provided by operating activities of discontinued operations	9.4	10.4
Total adjustments	72.5	121.8
Net cash provided by operating activities	210.8	263.9

Exhibit 99.1
HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Continued)
(Unaudited)

	Nine Months Ended September 30,
	2011	2010
	(In Millions)
Cash flows from investing activities:
Capital expenditures	(61.9)	(48.8)
Acquisition of businesses, net of cash acquired	-	(34.1)
Purchase of restricted investments	(8.0)	(25.5)
Proceeds from sale of restricted investments	0.7	10.4
Net change in restricted cash	6.3	34.1
Net settlements on interest rate swaps	(10.9)	(33.7)
Other	(0.7)	(0.3)
Net cash provided by (used in) investing activities of discontinued
operations—
Proceeds from sale of LTCHs	107.9	-
Other investing activities of discontinued operations	(0.7)	7.1
Net cash provided by (used in) investing activities	32.7	(90.8)

Cash flows from financing activities:
Principal borrowings on term loan	100.0	-
Proceeds from bond issuance	120.0	-
Principal payments on debt, including pre-payments	(503.0)	(8.2)
Borrowings on revolving credit facility	338.0	-
Payments on revolving credit facility	(238.0)	-
Principal payments under capital lease obligations	(10.1)	(10.6)
Debt issue costs	(4.3)	-
Dividends paid on convertible perpetual preferred stock	(19.5)	(19.5)
Distributions paid to noncontrolling interests of
consolidated affiliates	(31.6)	(26.3)
Other	4.3	1.1
Net cash used in financing activities of discontinued operations	-	(0.1)
Net cash used in financing activities	(244.2)	(63.6)

(Decrease) increase in cash and cash equivalents	(0.7)	109.5
Cash and cash equivalents at beginning of period	48.3	80.7
Cash and cash equivalents of facilities in discontinued operations
at beginning of period	0.1	0.2
Less: Cash and cash equivalents of facilities in discontinued
operations at end of period	-	-
Cash and cash equivalents at end of period	$47.7	$190.4

Exhibit 99.1
HealthSouth Corporation and Subsidiaries
Supplemental Information
Earnings Per Share

	QTD Prior EPS Measure (1)		QTD GAAP EPS Measure (2)
	Q3 2010		Q3 2010		Q3 2011
	(In Millions, Except Per Share Data)
Adjusted EBITDA	$95.9		$95.9		$110.5
Interest expense and amortization of
debt discounts and fees	(30.8)		(30.8)		(26.3)
Depreciation and amortization	(18.4)		(18.4)		(19.5)
Stock-based compensation expense	(3.4)		(3.4)		(4.9)
Other, including non-cash loss on
disposal of assets	(0.3)		(0.3)		(2.8)
	43.0		43.0		57.0
Certain nonrecurring expenses:
Government, class action, and related
settlements	-		(0.8)		-
Professional fees - accounting, tax,
and legal	-		(5.2)		(4.0)
Loss on interest rate swaps	-		(9.0)		-
Loss on early extinguishment of debt	-		-		(12.7)
Pre-tax income	43.0		28.0		40.3
Income tax benefit (expense)	-	(3)	0.4	(4)(5)	(18.1)	(4)(6)
Income from continuing operations	$43.0	(1)	$28.4	(2)	$22.2	(2)

Basic shares	92.8		92.8		93.3
Diluted shares	108.3		108.3		109.2

Basic earnings per share	$0.46		$0.24	(2)(7)	$0.17	(2)(7)
Diluted earnings per share	$0.40		$0.24	(2)(7)	$0.17	(2)(7)

(1)
Adjusted income from continuing operations. This non-GAAP measure was part of our historical guidance. A reconciliation of adjusted income from continuing operations to the corresponding GAAP measure can be found on page 10. Amounts have been recast for the inclusion of the Company’s LTCHs in discontinued operations.

(2)	Income from continuing operations attributable to HealthSouth.
(3)	Current period amounts in income tax provision.
(4)	Actual tax provision recorded for the period.
(5)
During the third quarter of 2010, the Company maintained a valuation allowance against substantially all of its deferred tax assets. A substantial portion of the valuation allowance was released in the fourth quarter of 2010.

(6)	Cash income taxes for the third quarter of 2011 were $1.7 million.
(7)
Adding back the dividends for the Company’s convertible perpetual preferred stock to income from continuing operations causes a per share increase when calculating diluted earnings per share resulting in an antidilutive per share amount. Therefore, basic and diluted earnings per share are the same. A computation of basic and diluted earnings per share can be found in Note 9, Earnings per Common Share, to the condensed consolidated financial statements included in Part I, Item 1, Financial Statements (Unaudited), of our Form 10-Q for the quarterly period ended September 30, 2011, when filed.

Exhibit 99.1
HealthSouth Corporation and Subsidiaries
Supplemental Information
Earnings Per Share

	YTD Prior EPS Measure (1)		YTD GAAP EPS Measure (2)
	Q3 2010		Q3 2010		Q3 2011
	(In Millions, Except Per Share Data)
Adjusted EBITDA	$297.5		$297.5		$343.3
Interest expense and amortization of
debt discounts and fees	(91.4)		(91.4)		(96.3)
Depreciation and amortization	(53.7)		(53.7)		(58.6)
Stock-based compensation expense	(11.2)		(11.2)		(14.4)
Other, including non-cash loss on
disposal of assets	(0.7)		(0.7)		(3.9)
	140.5		140.5		170.1
Certain nonrecurring expenses:
Government, class action, and related
settlements	-		(0.8)		10.6
Professional fees - accounting, tax,
and legal	-		(13.8)		(16.2)
Loss on interest rate swaps	-		(13.0)		-
Loss on early extinguishment of debt	(0.4)		(0.4)		(38.8)
Pre-tax income	140.1		112.5		125.7
Income tax expense	(4.4)	(3)	(0.7)	(4)(5)	(21.9)	(4)(6)
Income from continuing operations	$135.7	(1)	$111.8	(2)	$103.8	(2)

Basic shares	92.7		92.7		93.2
Diluted shares	108.3		108.3		109.1

Basic earnings per share	$1.46		$0.99	(2)(7)	$0.90	(2)(7)
Diluted earnings per share	$1.25		$0.99	(2)(7)	$0.90	(2)(7)

(1)
Adjusted income from continuing operations. This non-GAAP measure was part of our historical guidance. A reconciliation of adjusted income from continuing operations to the corresponding GAAP measure can be found on page 10. Amounts have been recast for the inclusion of the Company’s LTCHs in discontinued operations.

(2)	Income from continuing operations attributable to HealthSouth.
(3)	Current period amounts in income tax provision.
(4)	Actual tax provision recorded for the period.
(5)
During the first nine months of 2010, the Company maintained a valuation allowance against substantially all of its deferred tax assets. A substantial portion of the valuation allowance was released in the fourth quarter of 2010.

(6)
Includes an approximate $28 million, or $0.30 per share, benefit related to the Company’s settlement of federal income tax claims with the IRS for tax years 2007 and 2008 and a reduction in unrecognized tax benefits due to the lapse of the statute of limitations for certain federal and state claims. Cash income taxes for the nine months ended September 30, 2011 were $5.9 million.

(7)
Adding back the dividends for the Company’s convertible perpetual preferred stock to income from continuing operations causes a per share increase when calculating diluted earnings per share resulting in an antidilutive per share amount. Therefore, basic and diluted earnings per share are the same. A computation of basic and diluted earnings per share can be found in Note 9, Earnings per Common Share, to the condensed consolidated financial statements included in Part I, Item 1, Financial Statements (Unaudited), of our Form 10-Q for the quarterly period ended September 30, 2011, when filed.

Exhibit 99.1
HealthSouth Corporation and Subsidiaries
Supplemental Information
Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(In Millions)
Net income	$68.3	$41.9	$192.1	$149.9
Income from discontinued operations, net of tax,
attributable to HealthSouth	(34.8)	(3.4)	(54.9)	(8.0)
Provision for income tax expense (benefit)	18.1	(0.4)	21.9	0.7
Loss on interest rate swaps	-	9.0	-	13.0
Interest expense and amortization of debt discounts
and fees	26.3	30.8	96.3	91.4
Loss on early extinguishment of debt	12.7	-	38.8	0.4
Professional fees—accounting, tax, and legal	4.0	5.2	16.2	13.8
Government, class action, and related settlements	-	0.8	(10.6)	0.8
Net noncash loss on disposal of assets	2.8	0.1	3.9	0.5
Depreciation and amortization	19.5	18.4	58.6	53.7
Stock-based compensation expense	4.9	3.4	14.4	11.2
Net income attributable to noncontrolling interests	(11.3)	(10.1)	(33.4)	(30.1)
Other	-	0.2	-	0.2
Adjusted EBITDA	$110.5	$95.9	$343.3	$297.5

Reconciliation of Net Income to Adjusted Income from Continuing Operations

	Three Months Ended September 30, 2010	Nine Months Ended September 30, 2010
	(In Millions, Except Per Share Data)
Net income	$41.9	$149.9
Income from discontinued operations, net of tax,
attributable to HealthSouth	(3.4)	(8.0)
Net income attributable to noncontrolling interests	(10.1)	(30.1)
Income from continuing operations
attributable to HealthSouth	28.4	111.8

Government, class action, and related settlements	0.8	0.8
Professional fees – accounting, tax, and legal	5.2	13.8
Loss on interest rate swaps	9.0	13.0
Adjustment for prior period amounts in tax provision	(0.4)	(3.7)
Adjusted income from continuing operations	$43.0	$135.7

Adjusted income from continuing operations
per diluted share	$0.40	$1.25

Weighted average common shares outstanding:
Basic	92.8	92.7
Diluted	108.3	108.3

Exhibit 99.1
HealthSouth Corporation and Subsidiaries
Supplemental Information
Reconciliation of Net Cash Provided by Operating Activities
to Adjusted Free Cash Flow

	Three Months	Three Months	Nine Months	Nine Months	Year
	Ended	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,	December 31,
	2011	2010	2011	2010	2010
	(In Millions)
Net cash provided by operating
activities	$53.9	$90.8	$210.8	$263.9	$331.0
Impact of discontinued operations	(2.2)	(3.1)	(9.4)	(10.4)	(13.2)
Net cash provided by
operating activities of
continuing operations	51.7	87.7	201.4	253.5	317.8
Capital expenditures for maintenance	(12.8)	(11.8)	(35.1)	(24.6)	(37.9)
Net settlements on interest rate swaps	-	(10.6)	(10.9)	(33.7)	(44.7)
Dividends paid on convertible perpetual
preferred stock	(6.5)	(6.5)	(19.5)	(19.5)	(26.0)
Distributions paid to noncontrolling
interests of consolidated affiliates	(9.4)	(8.0)	(31.6)	(26.3)	(34.4)
Non-recurring items:
Income tax refunds related to
prior periods	(3.5)	(2.2)	(6.9)	(11.9)	(13.5)
Premium received on bond issuance	-	-	(4.1)	-	-
Premium paid on redemption of bonds	8.9	-	26.9	-	-
Cash paid for:
Professional fees - accounting, tax,
and legal	4.0	5.2	16.2	13.8	17.2
Government, class action, and related
settlements, including certain
settlements related to unclaimed
property	-	-	7.7	0.8	2.9
Adjusted free cash flow	$32.4	$53.8	$144.1	$152.1	$181.4

For the three months ended September 30, 2011, net cash provided by investing activities was $81.9 million and resulted primarily from the proceeds from the sale of five long-term acute care hospitals in August 2011. Net cash used in financing activities during the three months ended September 30, 2011 was $148.4 million and resulted primarily from net debt payments, including the September 2011 optional redemption of $165.6 million of the Company’s 10.75% Senior Notes due 2016.

For the three months ended September 30, 2010, net cash used in investing activities was $50.7 million and resulted primarily from capital expenditures, including the acquisition of an inpatient rehabilitation hospital, net settlement payments related to interest rate swaps, and net purchases of restricted investments offset by a decrease in restricted cash. Net cash used in financing activities during the three months ended September 30, 2010 was $22.2 million and resulted primarily from distributions paid to noncontrolling interests of consolidated affiliates, dividends paid on the Company’s convertible perpetual preferred stock, and net debt payments.

For the nine months ended September 30, 2011, net cash provided by investing activities was $32.7 million and resulted primarily from the proceeds from the sale of five long-term acute care hospitals in August 2011 offset by capital expenditures, net settlement payments related to interest rate swaps, and purchases of restricted investments. Net cash used in financing activities during the nine months ended September 30, 2011 was $244.2 million and resulted primarily from net debt payments, including the optional redemption of the Company’s 10.75% Senior Notes due 2016, distributions paid to noncontrolling interests of consolidated affiliates, and dividends paid on the Company’s convertible perpetual preferred stock.

For the nine months ended September 30, 2010, net cash used in investing activities was $90.8 million and resulted primarily from capital expenditures, acquisitions of two inpatient rehabilitation hospitals, and net settlement payments related to interest rate swaps offset by a decrease in restricted cash and proceeds from the sale of our hospital in Baton Rouge, Louisiana. Net cash used in financing activities during the nine months ended September 30, 2010 was $63.6 million and resulted primarily from distributions paid to noncontrolling interests of consolidated affiliates, dividends paid on the Company’s convertible perpetual preferred stock, and net debt payments.

For the year ended December 31, 2010, net cash used in investing activities was $125.9 million and resulted primarily from capital expenditures, net settlement payments related to interest rate swaps, acquisitions of businesses, and net purchases of restricted investments offset by a decrease in restricted cash and proceeds from the

Exhibit 99.1

sale of the Company’s hospital in Baton Rouge, Louisiana. Net cash used in financing activities during the year ended December 31, 2010 was $237.7 million and resulted primarily from net debt payments, distributions paid to noncontrolling interests of consolidated affiliates, dividends paid on the Company’s convertible perpetual preferred stock, and debt amendment and issuance costs.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties, and relate to, among other things, future events, HealthSouth’s plan to repurchase shares of its common stock, the timing or outcome of the HHS-OIG investigation, HealthSouth’s business strategy, its financial plans, its future financial performance, or its projected business results or model, or its projected capital expenditures. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual events or results to differ materially from those estimated by HealthSouth include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings involving the Company; significant changes in HealthSouth’s management team; HealthSouth’s ability to successfully complete and integrate de novo developments, acquisitions, investments, and joint ventures consistent with its growth strategy; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels, including as part of national healthcare reform and deficit reduction; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; HealthSouth’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages and the impact on HealthSouth’s labor expenses from potential union activity and staffing shortages; general conditions in the economy and capital markets; the increase in the costs of defending and insuring against alleged professional liability claims and our ability to predict the estimated costs related to such claims; and other factors which may be identified from time to time in HealthSouth’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2010 and Form 10-Q for the quarters ended September 30, 2011 (expected to be filed next week), June 30, 2011, and March 31, 2011.